Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-3 (No. 333–185214 and No. 333–182298) of MGT Capital Investments, Inc. of our report dated April 14, 2016 relating to the consolidated financial statements of MGT Capital Investments, Inc. as of December 31, 2015, which appear in this Form 10-K.

/s/ Friedman LLP

East Hanover, New Jersey

April 14, 2016